                                                                     EXHIBIT 16

[KPMG PEAT MARWICK LLP Letterhead]


December 17, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Tegal Corporation and, under the date of April 23, 1996, we reported on the consolidated financial statements of Tegal Corporation and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996. On December 17, 1996 our appointment as principal accountants was terminated. We have read Tegal Corporation's statements included under Item 4 of its Form 8-K, dated December 17, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with Tegal Corporation's statements, (i) regarding the reason for changing principal accountants, (ii) that Price Waterhouse LLP was not consulted "on items which were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with KPMG (as described in item 304(a)(2) Regulation S-K)," and (iii) that the Company's Audit Committee and full Board of Directors participated in and approved the decision to change independent accountants.

Very truly yours,

/s/ KPMG Peat Marwick LLP



cc: Dave Curtis - Tegal Corporation